Exhibit 99.1

FOR IMMEDIATE RELEASE

SBA Communications Corporation Reports Third Quarter 2019 Results;

Updates Full Year 2019 Outlook

Boca Raton, Florida, October 28, 2019 (BUSINESS NEWSWIRE) — SBA Communications Corporation (Nasdaq: SBAC) (“SBA” or the “Company”) today reported results for the quarter ended September 30, 2019.

Highlights of the third quarter include:

•	Strong operating results in both the leasing and site development businesses

•	Net income of $21.8 million or $0.19 per share

•	AFFO per share growth of 12.0% over the year earlier period

•	Closed on South Africa transaction adding 889 towers

“We had another solid performance in the third quarter,” commented Jeffrey A. Stoops, President and Chief Executive Officer. “Our customers, domestic and international, continued to stay active primarily with 4G densification work but also, particularly in the U.S., with early 5G deployment. In the U.S., we believe we are at the beginning of a long-term 5G deployment cycle that we expect will sustain activity levels for quite some time, with international markets to follow. Operationally, we executed well again in the third quarter. We closed on the consolidation of our South Africa operation, smoothly integrating approximately 900 towers. We paid our first cash dividend, and allocated capital materially in three areas – portfolio growth, stock repurchases and the cash dividend. All this positive activity helped contribute to double-digit growth in AFFO per share. We look forward to a strong finish to 2019.”

Operating Results

The table below details select financial results for the three months ended September 30, 2019 and comparisons to the prior year period.

					% Change
					excluding
	Q3 2019	Q3 2018	$ Change	% Change	FX (1)
Consolidated	($ in millions, except per share amounts)
Site leasing revenue	$468.6	$435.3	$33.3	7.7%	7.8%
Site development revenue	39.0	32.0	7.0	21.9%	21.9%
Tower cash flow (1)	376.3	344.8	31.5	9.1%	9.2%
Net income	21.8	16.1	5.7	35.4%	27.5%
Earnings per share - diluted	0.19	0.14	0.05	35.7%	28.6%
Adjusted EBITDA (1)	355.4	328.1	27.3	8.3%	8.4%
AFFO (1)	247.4	222.7	24.7	11.1%	11.2%
AFFO per share (1)	2.15	1.92	0.23	12.0%	12.0%

(1)	See the reconciliations and other disclosures under “Non-GAAP Financial Measures” later in this press release.

Total revenues in the third quarter of 2019 were $507.5 million compared to $467.2 million in the year earlier period, an increase of 8.6%. Site leasing revenue in the quarter of $468.6 million was comprised of domestic site leasing revenue of $374.7 million and international site leasing revenue of $93.9 million. Domestic cash site leasing revenue was $371.4 million in the third quarter of 2019 compared to $350.4 million in the year earlier period, an increase of 6.0%. International cash site leasing revenue was $93.4 million in the third quarter of 2019 compared to $79.8 million in the year earlier period, an increase of 17.0%, or 17.9% excluding the impact of changes in foreign currency exchange rates.

Site leasing operating profit was $375.6 million, an increase of 9.5% over the year earlier period. Site leasing contributed 97.8% of the Company’s total operating profit in the third quarter of 2019. Domestic site leasing segment operating profit was $310.9 million, an increase of 8.5% over the year earlier period. International site leasing segment operating profit was $64.7 million, an increase of 14.9% over the year earlier period.

Tower Cash Flow for the third quarter of 2019 of $376.3 million was comprised of Domestic Tower Cash Flow of $311.6 million and International Tower Cash Flow of $64.7 million. Domestic Tower Cash Flow for the quarter increased 7.4% over the prior year period and International Tower Cash Flow increased 18.2% over the prior year period. Tower Cash Flow Margin was 81.0% for the third quarter of 2019, as compared to 80.2% for the year earlier period.

Net income for the third quarter of 2019 was $21.8 million, or $0.19 per share, and included a $21.0 million loss, net of taxes, on the currency related remeasurement of U.S. dollar denominated intercompany loans with foreign subsidiaries, while net income for the third quarter of 2018 was $16.1 million, or $0.14 per share, and included a $17.1 million loss, net of taxes, on the currency related remeasurement of U.S. dollar denominated intercompany loans with a Brazilian subsidiary.

Adjusted EBITDA for the quarter was $355.4 million, an 8.3% increase over the prior year period. Adjusted EBITDA Margin was 70.6% in the third quarter of 2019 compared to 71.0% in the third quarter of 2018.

Net Cash Interest Expense was $95.3 million in the third quarter of 2019 compared to $93.7 million in the third quarter of 2018, an increase of 1.7%.

AFFO for the quarter was $247.4 million, an 11.1% increase over the prior year period. AFFO per share for the third quarter of 2019 was $2.15, a 12.0% increase over the prior year period.

Investing Activities

During the third quarter of 2019, excluding the sites from the previously announced South Africa investment, SBA acquired 78 communication sites for total cash consideration of $27.8 million. SBA also built 98 towers during the third quarter of 2019. On August 30, 2019, the Company closed on its option to acquire all but 6% of a previously unconsolidated joint venture in South Africa. The cumulative amount invested by the Company in South Africa through the closing date is approximately $140.0 million. At closing, the South Africa joint venture had 889 towers in operation. As of September 30, 2019, including South Africa, SBA owned or operated 30,904 communication sites, 16,385 of which are located in the United States and its territories, and 14,519 of which are located internationally. In addition, the Company spent $15.9 million to purchase land and easements and to extend lease terms. Total cash capital expenditures for the third quarter of 2019 were $171.0 million, consisting of $8.8 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $162.2 million of discretionary cash capital expenditures (new tower builds, tower augmentations, acquisitions, and purchasing land and easements).

Subsequent to the third quarter of 2019, the Company acquired 6 communication sites for an aggregate consideration of $6.7 million in cash. In addition, the Company has agreed to purchase and anticipates closing on 107 additional communication sites for an aggregate amount of $32.7 million. The Company anticipates that the majority of these acquisitions will be consummated by the end of the first quarter of 2020.

Financing Activities and Liquidity

SBA ended the third quarter of 2019 with $9.9 billion of total debt, $7.3 billion of total secured debt, $156.9 million of cash and cash equivalents, short-term restricted cash, and short-term investments, and $9.8 billion of Net Debt. SBA’s Net Debt and Net Secured Debt to Annualized Adjusted EBITDA Leverage Ratios were 6.9x and 5.0x, respectively.

On September 13, 2019, the Company, through a trust, issued $1.165 billion of Secured Tower Revenue Securities Series 2019-1C, which have an anticipated repayment date in January 2025 and a final maturity date in January 2050 (the “2019-1C Tower Securities”). The fixed interest rate on the 2019-1C Tower Securities is 2.836% per annum, payable monthly. Net proceeds from this offering were used to repay the entire aggregate principal amount of the 2014-1C Tower Securities ($920.0 million), as well as accrued and unpaid interest, amounts outstanding under the Revolving Credit Facility, and any remaining amount was used for general corporate purposes.

During the third quarter of 2019, the Company repurchased 0.7 million shares of its Class A common stock for $175.7 million, of which $2.7 million was funded in the fourth quarter, at an average price per share of $249.04 under its $1.0 billion stock repurchase plan. All shares repurchased were retired. As of the date of this filing, the Company has $824.3 million of authorization remaining under the plan.

In the third quarter of 2019, the Company declared and paid its first cash dividend of $41.9 million.

Outlook

The Company is updating its full year 2019 Outlook for anticipated results. The Outlook provided is based on a number of assumptions that the Company believes are reasonable at the time of this press release. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

The Company’s full year 2019 Outlook assumes the acquisitions of only those communication sites under contract and anticipated to close at the time of this press release. The Company may spend additional capital in 2019 on acquiring revenue producing assets not yet identified or under contract, the impact of which is not reflected in the 2019 guidance. The Outlook also does not contemplate any new financings or any additional repurchases of the Company’s stock in 2019 other than those financings and repurchases completed as of the date of this press release.

The Company’s Outlook assumes an average foreign currency exchange rate of 4.10 Brazilian Reais to 1.0 U.S. Dollar, 1.33 Canadian Dollars to 1.0 U.S. Dollar, and 15.2 South African Rand to 1.0 U.S. Dollar for the fourth quarter of 2019. When compared to the Company’s full year 2019 Outlook provided July 29, 2019, the variances in the actual third quarter foreign currency exchange rates versus the Company’s assumptions, and the changes in the Company’s foreign currency rate assumptions for the remainder of the year negatively impacted the full year 2019 Outlook by approximately $7.7 million for Site Leasing Revenue, $5.0 million for Tower Cash Flow, and $4.6 million for Adjusted EBITDA and AFFO.

	Full Year 2019
(in millions, except per share amounts)
Site leasing revenue (1)	$1,849.0	to	$1,859.0
Site development revenue	$145.0	to	$155.0
Total revenues	$1,994.0	to	$2,014.0
Tower Cash Flow (2)	$1,485.0	to	$1,495.0
Adjusted EBITDA (2)	$1,400.0	to	$1,410.0
Net cash interest expense (3)	$381.0	to	$387.0
Non-discretionary cash capital expenditures (4)	$31.0	to	$37.0
AFFO (2)	$954.0	to	$980.0
AFFO per share (2) (5)	$8.31	to	$8.54
Discretionary cash capital expenditures (6)	$468.0	to	$478.0

(1)	The Company’s Outlook for site leasing revenue includes revenue associated with pass through reimbursable expenses.
(2)	See the reconciliation of this non-GAAP financial measure presented below under “Non-GAAP Financial Measures.”
(3)	Net cash interest expense is defined as interest expense less interest income. Net cash interest expense does not include amortization of deferred financing fees or non-cash interest expense.
(4)	Consists of tower maintenance and general corporate capital expenditures.
(5)

Outlook for AFFO per share is calculated by dividing the Company’s outlook for AFFO by an assumed weighted average number of diluted common shares of 114.8 million. Our Outlook does not include the impact of any potential future repurchases of the Company’s stock during 2019.

(6)

Consists of new tower builds, tower augmentations, communication site acquisitions and ground lease purchases. Does not include expenditures for acquisitions of revenue producing assets not under contract at the date of this press release.

Conference Call Information

SBA Communications Corporation will host a conference call on Monday, October 28, 2019 at 5:00 PM (EST) to discuss the quarterly results. The call may be accessed as follows:

When:	Monday, October 28, 2019 at 5:00 PM (EST)

Dial-in Number:	(844) 767-5679

Access Code:	8438087

Conference Name:	SBA third quarter results

Replay Available:	October 28, 2019 at 11:00 PM to November 11, 2019 at 12:00 AM (TZ: Eastern)

Replay Number:	(866) 207-1041 – Access Code: 198429

Internet Access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release and our earnings call include forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding (i) the long-term impact of customer activity in 5G deployment both domestically and internationally, (ii) the Company’s financial and operational performance in 2019, (iii) the Company’s financial and operational guidance for the full year 2019, the assumptions it made and the drivers contributing to the change in its full year guidance, (iv) the timing of closing for currently pending acquisitions, and (v) foreign exchange rates and their impact on the Company’s financial and operational guidance.

The Company wishes to caution readers that these forward-looking statements may be affected by the risks and uncertainties in the Company’s business as well as other important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial and operational guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures; (2) the Company’s ability to identify and acquire sites at prices and upon terms that will provide accretive portfolio growth; (3) the Company’s ability to accurately identify and manage any risks associated with its acquired sites, to effectively integrate such sites into its business and to achieve the anticipated financial results; (4) the Company’s ability to secure and retain as many site leasing tenants as planned at anticipated lease rates; (5) the impact of continued consolidation among wireless service providers, including the impact of the potential T-Mobile and Sprint merger, on the Company’s leasing revenue; (6) the Company’s ability to successfully manage the risks associated with international operations, including risks associated with foreign currency exchange rates; (7) the Company’s ability to secure and deliver anticipated services business at contemplated margins; (8) the Company’s ability to maintain expenses and cash capital expenditures at appropriate levels for its business while seeking to attain its investment goals; (9) the Company’s ability to acquire land underneath towers on terms that are accretive; (10) the economic climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular in the United States, Brazil, and internationally; (11) the Company’s ability to obtain future financing at commercially reasonable rates or at all; (12) the ability of the Company to achieve its long-term stock repurchases strategy, which will depend, among other things, on the trading price of the Company’s common stock, which may be positively or negatively impacted by the repurchase program, market and business conditions; (13) the Company’s ability to achieve the new builds targets included in its anticipated annual portfolio growth goals, which will depend, among other things, on obtaining zoning and regulatory approvals, weather, availability of labor and supplies and other factors beyond the Company’s control that could affect the Company’s ability to build additional towers in 2019; and (14) the Company’s ability to meet its total portfolio growth, which will depend, in addition to the new build risks, on the availability of sufficient towers for sale to meet our targets, competition from third parties for such acquisitions and our ability to negotiate the terms of, and acquire, these potential tower portfolios on terms that meet our internal return criteria. With respect to its expectations regarding the ability to close pending acquisitions, these factors also include satisfactorily completing due diligence, the amount and quality of due diligence that the Company is able to complete prior to closing of any acquisition and its ability to accurately anticipate the future performance of the acquired towers, the ability to receive required regulatory approval, the ability and willingness of each party to fulfill their respective closing conditions and their contractual obligations and the availability of cash on hand or borrowing capacity under the Revolving Credit Facility to fund the consideration. With respect to the repurchases under the Company’s stock repurchase program, the amount of shares repurchased, if any, and the timing of such repurchases will depend on, among other things, the trading price of the Company’s common stock, which may be positively or negatively impacted by the repurchase program, market and business conditions, the availability of stock, the Company’s financial performance or determinations following the date of this announcement in order to use the Company’s funds for other purposes. Furthermore, the Company’s forward-looking statements and its 2019 outlook assumes that the Company continues to qualify for treatment as a REIT for U.S. federal income tax purposes and that the Company’s business is currently operated in a manner that complies with the REIT rules and that it will be able to continue to comply with and conduct its business in accordance with such rules. In addition, these forward-looking statements and the information in this press release is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K filed with the Commission on February 28, 2019.

This press release contains non-GAAP financial measures. Reconciliation of each of these non-GAAP financial measures and the other Regulation G information is presented below under “Non-GAAP Financial Measures.”

This press release will be available on our website at www.sbasite.com.

About SBA Communications Corporation

SBA Communications Corporation is a first choice provider and leading owner and operator of wireless communications infrastructure in North, Central, and South America and South Africa. By “Building Better Wireless,” SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant communication sites to a variety of wireless service providers under long-term lease contracts. For more information please visit: www.sbasite.com.

Contacts

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Media Relations

561-226-9431

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited) (in thousands, except per share amounts)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2019	2018	2019	2018
Revenues:
Site leasing	$468,572	$435,260	$1,379,758	$1,295,686
Site development	38,975	31,961	121,229	86,160

Total revenues	507,547	467,221	1,500,987	1,381,846

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion, and amortization shown below):
Cost of site leasing	92,993	92,294	279,167	278,800
Cost of site development	30,516	24,447	92,606	67,693
Selling, general, and administrative (1)	42,272	34,908	148,755	106,901
Acquisition and new business initiatives related adjustments and expenses	4,692	2,995	9,669	9,171
Asset impairment and decommission costs	8,240	6,868	23,631	22,778
Depreciation, accretion, and amortization	174,987	167,703	517,590	502,659

Total operating expenses	353,700	329,215	1,071,418	988,002

Operating income	153,847	138,006	429,569	393,844

Other income (expense):
Interest income	1,311	2,006	4,692	4,972
Interest expense	(96,567)	(95,717)	(292,681)	(278,278)
Non-cash interest expense	(662)	(632)	(1,954)	(2,002)
Amortization of deferred financing fees	(5,157)	(4,980)	(15,333)	(15,265)
Loss from extinguishment of debt, net	(457)	—	(457)	(14,443)
Other income (expense), net	(33,551)	(24,518)	(21,296)	(110,175)

Total other income (expense), net	(135,083)	(123,841)	(327,029)	(415,191)

Income (loss) before income taxes	18,764	14,165	102,540	(21,347)
(Provision) benefit for income taxes	3,002	1,979	(22,813)	11,645

Net income (loss)	21,766	16,144	79,727	(9,702)
Net income attributable to the noncontrolling interest	(87)	—	(87)	—

Net income (loss) attributable to SBA Communications Corporation	$21,679	$16,144	$79,640	$(9,702)

Net income (loss) per common share attributable to SBA
Communications Corporation:
Basic	$0.19	$0.14	$0.70	$(0.08)

Diluted	$0.19	$0.14	$0.69	$(0.08)

Weighted average number of common shares
Basic	113,037	114,597	112,985	115,378

Diluted	115,184	116,114	114,824	115,378

(1)

Includes non-cash compensation of $12,281 and $10,261 for the three months ended September 30, 2019 and 2018, and $59,017 and $31,188 for the nine months ended September 30, 2019 and 2018, respectively.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par values)

	September 30,	December 31,
	2019	2018
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$128,778	$143,444
Restricted cash	27,502	32,464
Accounts receivable, net	122,725	111,035
Costs and estimated earnings in excess of billings on uncompleted contracts	28,303	23,785
Prepaid expenses and other current assets (1)	21,946	63,126

Total current assets	329,254	373,854
Property and equipment, net (1)	2,763,055	2,786,355
Intangible assets, net	3,261,885	3,331,465
Right-of-use assets, net (1)	2,449,933	—
Other assets (1)	397,011	722,033

Total assets	$9,201,138	$7,213,707

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$35,130	$34,308
Accrued expenses	63,151	63,665
Current maturities of long-term debt	24,000	941,728
Deferred revenue	112,382	108,054
Accrued interest	34,493	48,722
Current lease liabilities (1)	230,197	—
Other current liabilities (1)	10,799	9,802

Total current liabilities	510,152	1,206,279
Long-term liabilities:
Long-term debt, net	9,821,502	8,996,825
Long-term lease liabilities (1)	2,174,512	—
Other long-term liabilities (1)	241,269	387,426

Total long-term liabilities	12,237,283	9,384,251
Redeemable noncontrolling interests	14,077	—
Shareholders’ deficit:
Prefer. stock-par value $.01, 30,000 shares authorized, no shares issued or outst.	—	—
Common stock - Class A, par value $.01, 400,000 shares authorized, 112,604 shares and 112,433 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively	1,126	1,124
Additional paid-in capital	2,446,369	2,270,326
Accumulated deficit	(5,387,091)	(5,136,368)
Accumulated other comprehensive loss	(620,778)	(511,905)

Total shareholders’ deficit	(3,560,374)	(3,376,823)

Total liabilities, redeemable noncontrolling interests, and shareholders’ deficit	$9,201,138	$7,213,707

(1)	On January 1, 2019, the Company adopted ASU 2016-02 which requires lessees to recognize a right-of-use asset and a lease liability.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited) (in thousands)

	For the three months
	ended September 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$21,766	$16,144
Adjust. to reconcile net income to net cash provided by operating activities:
Depreciation, accretion, and amortization	174,987	167,703
Non-cash asset impairment and decommission costs	8,405	6,468
Non-cash compensation expense	12,732	10,433
Deferred income tax provision (benefit)	(8,834)	(6,514)
Loss on remeasurement of U.S. dollar denominated intercompany loans	32,887	25,863
Other non-cash items reflected in the Statements of Operations	8,240	6,422
Changes in operating assets and liabilities, net of acquisitions:
AR and costs and est. earnings in excess of billings on uncompleted contracts, net	(9,363)	(7,483)
Prepaid expenses and other assets	(3,193)	(12,459)
Operating lease right-of-use assets, net	20,765	—
Accounts payable and accrued expenses	(4,374)	5,398
Accrued interest	(14,741)	(15,578)
Long-term lease liabilities	(22,325)	—
Other liabilities	21,789	2,690

Net cash provided by operating activities	238,741	199,087

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions	(132,382)	(118,472)
Capital expenditures	(38,596)	(36,352)
Other investing activities	11,524	4,662

Net cash used in investing activities	(159,454)	(150,162)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (repayments) borrowings under Revolving Credit Facility	(80,000)	35,000
Proceeds from issuance of Tower Securities, net of fees	1,153,036	—
Repayment of Tower Securities	(920,000)	—
Repurchase and retirement of common stock	(172,962)	(108,015)
Proceeds from employee stock purchase/stock option plans	24,988	21,372
Repayment of Term Loans	(6,000)	(6,000)
Payment for dividends	(41,873)	—
Other financing activities	(307)	(263)

Net cash used in financing activities	(43,118)	(57,906)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(4,301)	(4,058)
NET CHANGE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	31,868	(13,039)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH:
Beginning of period	126,812	176,363

End of period	$158,680	$163,324

Selected Capital Expenditure Detail

	For the three	For the nine
	months ended	months ended
	September 30, 2019	September 30, 2019
	(in thousands)
Construction and related costs on new builds	$12,041	$40,191
Augmentation and tower upgrades	17,746	46,571
Non-discretionary capital expenditures:
Tower maintenance	7,451	21,480
General corporate	1,358	3,139

Total non-discretionary capital expenditures	8,809	24,619

Total capital expenditures	$38,596	$111,381

Communication Site Portfolio Summary

	Domestic	International	Total
Sites owned at June 30, 2019	16,371	13,474	29,845
Sites acquired during the third quarter (1)	14	953	967
Sites built during the third quarter	4	94	98
Sites decommissioned during the third quarter	(4)	(2)	(6)

Sites owned at September 30, 2019	16,385	14,519	30,904

(1)	Includes 889 towers in South Africa.

Segment Operating Profit and Segment Operating Profit Margin

Domestic site leasing and International site leasing are the two segments within our site leasing business. Segment operating profit is a key business metric and one of our two measures of segment profitability. The calculation of Segment operating profit for each of our segments is set forth below.

	Domestic Site Leasing		Int’l Site Leasing		Site Development
	For the three months		For the three months		For the three months
	ended September 30,		ended September 30,		ended September 30,
	2019	2018	2019	2018	2019	2018
	(in thousands)
Segment revenue	$374,705	$353,502	$93,867	$81,758	$38,975	$31,961
Segment cost of revenues (excluding depreciation, accretion, and amort.)	(63,836)	(66,862)	(29,157)	(25,432)	(30,516)	(24,447)

Segment operating profit	$310,869	$286,640	$64,710	$56,326	$8,459	$7,514

Segment operating profit margin	83.0%	81.1%	68.9%	68.9%	21.7%	23.5%

Non-GAAP Financial Measures

The press release contains non-GAAP financial measures including (i) Cash Site Leasing Revenue; (ii) Tower Cash Flow and Tower Cash Flow Margin; (iii) Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin; (iv) Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio (collectively, our “Non-GAAP Debt Measures”); (v) Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”), and AFFO per share; and (vi) certain financial metrics after eliminating the impact of changes in foreign currency exchange rates (collectively, our “Constant Currency Measures”).

We have included these non-GAAP financial measures because we believe that they provide investors additional tools in understanding our financial performance and condition.

Specifically, we believe that:

(1) Cash Site Leasing Revenue and Tower Cash Flow are useful indicators of the performance of our site leasing operations;

(2) Adjusted EBITDA is useful to investors or other interested parties in evaluating our financial performance. Adjusted EBITDA is the primary measure used by management (1) to evaluate the economic productivity of our operations and (2) for purposes of making decisions about allocating resources to, and assessing the performance of, our operations. Management believes that Adjusted EBITDA helps investors or other interested parties meaningfully evaluate and compare the results of our operations (1) from period to period and (2) to our competitors, by excluding the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation, amortization and accretion) from our financial results. Management also believes Adjusted EBITDA is frequently used by investors or other interested parties in the evaluation of REITs. In addition, Adjusted EBITDA is similar to the measure of current financial performance generally used in our debt covenant calculations. Adjusted EBITDA should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance;

(3) FFO, AFFO and AFFO per share, which are metrics used by our public company peers in the communication site industry, provide investors useful indicators of the financial performance of our business and permit investors an additional tool to evaluate the performance of our business against those of our two principal competitors. FFO, AFFO, and AFFO per share are also used to address questions we receive from analysts and investors who routinely assess our operating performance on the basis of these performance measures, which are considered industry standards. We believe that FFO helps investors or other interested parties meaningfully evaluate financial performance by excluding the impact of our asset base (primarily depreciation, amortization and accretion). We believe that AFFO and AFFO per share help investors or other interested parties meaningfully evaluate our financial performance as they include (1) the impact of our capital structure (primarily interest expense on our outstanding debt) and (2) sustaining capital expenditures and exclude the impact of (1) our asset base (primarily depreciation, amortization and accretion) and (2) certain non-cash items, including straight-lined revenues and expenses related to fixed escalations and rent free periods and the non-cash portion of our reported tax provision. GAAP requires rental revenues and expenses related to leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease. In accordance with GAAP, if payment terms call for fixed escalations, or rent free periods, the revenue or expense is recognized on a straight-lined basis over the fixed, non-cancelable term of the contract. We only use AFFO as a performance measure. AFFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flows from operations or as residual cash flow available for discretionary investment. We believe our definition of FFO is consistent with how that term is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and that our definition and use of AFFO and AFFO per share is consistent with those reported by the other communication site companies;

(4) Our Non-GAAP Debt Measures provide investors a more complete understanding of our net debt and leverage position as they include the full principal amount of our debt which will be due at maturity and, to the extent that such measures are calculated on Net Debt are net of our cash and cash equivalents, short-term restricted cash, and short-term investments; and

(5) Our Constant Currency Measures provide management and investors the ability to evaluate the performance of the business without the impact of foreign currency exchange rate fluctuations.

In addition, Tower Cash Flow, Adjusted EBITDA, and our Non-GAAP Debt Measures are components of the calculations used by our lenders to determine compliance with certain covenants under our Senior Credit Agreement and indentures relating to our 2014 Senior Notes, 2016 Senior Notes, and 2017 Senior Notes. These non-GAAP financial measures are not intended to be an alternative to any of the financial measures provided in our results of operations or our balance sheet as determined in accordance with GAAP.

Financial Metrics after Eliminating the Impact of Changes In Foreign Currency Exchange Rates

We eliminate the impact of changes in foreign currency exchange rates for each of the financial metrics listed in the table below by dividing the current period’s financial results by the average monthly exchange rates of the prior year period, and by eliminating the impact of the remeasurement of our intercompany loans. The table below provides the reconciliation of the reported growth rate year-over-year of each of such measures to the growth rate after eliminating the impact of changes in foreign currency exchange rates to such measure.

	Third quarter
	2019 year	Foreign	Growth excluding
	over year	currency	foreign
	growth rate	impact	currency impact
Total site leasing revenue	7.7%	(0.1%)	7.8%
Total cash site leasing revenue	8.0%	(0.2%)	8.2%
Int’l cash site leasing revenue	17.0%	(0.9%)	17.9%
Total site leasing segment operating profit	9.5%	(0.1%)	9.6%
Int’l site leasing segment operating profit	14.9%	(0.7%)	15.6%
Total site leasing tower cash flow	9.1%	(0.1%)	9.2%
Int’l site leasing tower cash flow	18.2%	(0.8%)	19.0%
Net income	35.4%	7.9%	27.5%
Earnings per share - diluted	35.7%	7.1%	28.6%
Adjusted EBITDA	8.3%	(0.1%)	8.4%
AFFO	11.1%	(0.1%)	11.2%
AFFO per share	12.0%	0.0%	12.0%

Cash Site Leasing Revenue, Tower Cash Flow, and Tower Cash Flow Margin

The table below sets forth the reconciliation of Cash Site Leasing Revenue and Tower Cash Flow to their most comparable GAAP measurement and Tower Cash Flow Margin, which is calculated by dividing Tower Cash Flow by Cash Site Leasing Revenue.

	Domestic Site Leasing		Int’l Site Leasing		Total Site Leasing
	For the three months		For the three months		For the three months
	ended September 30,		ended September 30,		ended September 30,
	2019	2018	2019	2018	2019	2018
	(in thousands)
Site leasing revenue	$374,705	$353,502	$93,867	$81,758	$468,572	$435,260
Non-cash straight-line leasing revenue	(3,319)	(3,086)	(488)	(1,978)	(3,807)	(5,064)

Cash site leasing revenue	371,386	350,416	93,379	79,780	464,765	430,196
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(63,836)	(66,862)	(29,157)	(25,432)	(92,993)	(92,294)
Non-cash straight-line ground lease expense	4,048	6,578	474	383	4,522	6,961

Tower Cash Flow	$311,598	$290,132	$64,696	$54,731	$376,294	$344,863

Tower Cash Flow Margin	83.9%	82.8%	69.3%	68.6%	81.0%	80.2%

Forecasted Tower Cash Flow for Full Year 2019

The table below sets forth the reconciliation of forecasted Tower Cash Flow set forth in the Outlook section to its most comparable GAAP measurement for the full year 2019:

	Full Year 2019
	(in millions)
Site leasing revenue	$1,849.0	to	$1,859.0
Non-cash straight-line leasing revenue	(14.0)	to	(11.0)

Cash site leasing revenue	1,835.0	to	1,848.0
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(369.0)	to	(374.0)
Non-cash straight-line ground lease expense	19.0	to	21.0

Tower Cash Flow	$1,485.0	to	$1,495.0

Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin

The table below sets forth the reconciliation of Adjusted EBITDA to its most comparable GAAP measurement.

	For the three months
	ended September 30,
	2019	2018
	(in thousands)
Net income	$21,766	$16,144
Non-cash straight-line leasing revenue	(3,807)	(5,064)
Non-cash straight-line ground lease expense	4,522	6,961
Non-cash compensation	12,732	10,433
Loss from extinguishment of debt, net	457	—
Other (income) expense, net	33,551	24,518
Acquisition and new business initiatives related adjustments and expenses	4,692	2,995
Asset impairment and decommission costs	8,240	6,868
Interest income	(1,311)	(2,006)
Total interest expense (1)	102,386	101,329
Depreciation, accretion, and amortization	174,987	167,703
Provision for taxes (2)	(2,788)	(1,786)

Adjusted EBITDA	$355,427	$328,095

Annualized Adjusted EBITDA (3)	$1,421,708	$1,312,380

(1)	Total interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.
(2)

For the three months ended September 30, 2019 and 2018, these amounts included $214 and $193, respectively, of franchise and gross receipts taxes reflected in the Statements of Operations in selling, general and administrative expenses.

(3)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.

The calculation of Adjusted EBITDA Margin is as follows:

	For the three months
	ended September 30,
	2019	2018
	(in thousands)
Total revenues	$507,547	$467,221
Non-cash straight-line leasing revenue	(3,807)	(5,064)

Total revenues minus non-cash straight-line leasing revenue	$503,740	$462,157

Adjusted EBITDA	$355,427	$328,095

Adjusted EBITDA Margin	70.6%	71.0%

Forecasted Adjusted EBITDA for Full Year 2019

The table below sets forth the reconciliation of the forecasted Adjusted EBITDA set forth in the Outlook section to its most comparable GAAP measurement for the full year 2019:

	Full Year 2019
	(in millions)
Net income	$107.5	to	$137.5
Non-cash straight-line leasing revenue	(14.0)	to	(11.0)
Non-cash straight-line ground lease expense	19.0	to	21.0
Non-cash compensation	77.0	to	72.0
Loss from extinguishment of debt, net	0.5	to	0.5
Other expense (income), net	22.0	to	20.0
Acquisition and new business initiatives related adjustments and expenses	16.0	to	13.0
Asset impairment and decommission costs	33.0	to	31.0
Interest income	(6.0)	to	(5.0)
Total interest expense (1)	414.0	to	409.0
Depreciation, accretion, and amortization	697.0	to	691.0
Provision for taxes (2)	34.0	to	31.0

Adjusted EBITDA	$1,400.0	to	$1,410.0

(1)	Total interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.
(2)	Includes projections for franchise taxes and gross receipts taxes which will be reflected in the Statement of Operations in Selling, general, and administrative expenses.

Funds from Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”)

The table below sets forth the reconciliations of FFO and AFFO to their most comparable GAAP measurement.

	For the three months
	ended September 30,
(in thousands, except per share amounts)	2019	2018
Net income	$21,766	$16,144
Real estate related depreciation, amortization, and accretion	173,898	166,840
Adjustments for unconsolidated joint ventures	233	2,217

FFO	$195,897	$185,201
Adjustments to FFO:
Non-cash straight-line leasing revenue	(3,807)	(5,064)
Non-cash straight-line ground lease expense	4,522	6,961
Non-cash compensation	12,732	10,433
Adjustment for non-cash portion of tax provision	(8,834)	(6,513)
Non-real estate related depreciation, amortization, and accretion	1,089	863
Amortization of deferred financing costs and debt discounts	5,819	5,612
Loss from extinguishment of debt, net	457	—
Other (income) expense, net	33,551	24,518
Acquisition and new business initiatives related adjustments and expenses	4,692	2,995
Asset impairment and decommission costs	8,240	6,868
Non-discretionary cash capital expenditures	(8,809)	(8,335)
Adjustments for unconsolidated joint ventures	1,822	(850)

AFFO	$247,371	$222,689

Weighted average number of common shares (1)	115,184	116,114

AFFO per share	$2.15	$1.92

(1)	For purposes of the AFFO per share calculation, the basic weighted average number of common shares has been adjusted to include the dilutive effect of stock options and restricted stock units.

Forecasted AFFO for the Full Year 2019

The table below sets forth the reconciliation of the forecasted AFFO and AFFO per share set forth in the Outlook section to its most comparable GAAP measurement for the full year 2019:

(in millions, except per share amounts)	Full Year 2019
Net income	$107.5	to	$137.5
Real estate related depreciation, amortization, and accretion	690.0	to	686.0
Adjustments for unconsolidated joint ventures	2.0	to	3.0

FFO	$799.5	to	$826.5
Adjustments to FFO:
Non-cash straight-line leasing revenue	(14.0)	to	(11.0)
Non-cash straight-line ground lease expense	19.0	to	21.0
Non-cash compensation	77.0	to	72.0
Adjustment for non-cash portion of tax provision	7.0	to	7.0
Non-real estate related depreciation, amortization, and accretion	7.0	to	5.0
Amort. of deferred financing costs and debt discounts	21.0	to	23.0
Loss from extinguishment of debt, net	0.5	to	0.5
Other expense (income), net	22.0	to	20.0
Acquisition and new business initiatives related adjustments and expenses	16.0	to	13.0
Asset impairment and decommission costs	33.0	to	31.0
Non-discretionary cash capital expenditures	(37.0)	to	(31.0)
Adjustments for unconsolidated joint ventures	3.0	to	3.0

AFFO	$954.0	to	$980.0

Weighted average number of common shares (1)	114.8	to	114.8

AFFO per share	$8.31	to	$8.54

(1)	Our assumption for weighted average number of common shares does not contemplate any additional repurchases of the Company’s stock during 2019.

Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio

Net Debt is calculated using the notional principal amount of outstanding debt. Under GAAP policies, the notional principal amount of the Company’s outstanding debt is not necessarily reflected on the face of the Company’s financial statements.

The Net Debt and Leverage calculations are as follows:

September 30,
2019
(in thousands)
2013-2C Tower Securities	$575,000
2014-2C Tower Securities	620,000
2015-1C Tower Securities	500,000
2016-1C Tower Securities	700,000
2017-1C Tower Securities	760,000
2018-1C Tower Securities	640,000
2019-1C Tower Securities	1,165,000
2018 Term Loan	2,370,000

Total secured debt	7,330,000
2014 Senior Notes	750,000
2016 Senior Notes	1,100,000
2017 Senior Notes	750,000

Total unsecured debt	2,600,000

Total debt	$9,930,000

Leverage Ratio
Total debt	$9,930,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(156,936)

Net debt	$9,773,064

Divided by: Annualized Adjusted EBITDA	$1,421,708

Leverage Ratio	6.9x

Secured Leverage Ratio
Total secured debt	$7,330,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(156,936)

Net Secured Debt	$7,173,064

Divided by: Annualized Adjusted EBITDA	$1,421,708

Secured Leverage Ratio	5.0x